Exhibit 99.1

MEDCATH CONTACT: O. Edwin French President/Chief Executive Officer (704) 815-7700	Art Parker Chief Financial Officer (704) 815-7700
MEDCATH CORPORATION REPORTS THIRD QUARTER
FISCAL 2010 EARNINGS
     CHARLOTTE, N.C., Aug 9, 2010 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, today announced operating results for its third quarter of fiscal 2010, which ended June 30, 2010.
Highlights
•	Net revenue of $131.8 million, up 5.8% compared to the third quarter of fiscal 2009.

•	Total admissions increase of 15.4%, and adjusted admissions increase of 13.3%, compared to third quarter of fiscal 2009.

•	Same facility hospital admissions up 6.9%, and same facility adjusted admissions up 2.8%, compared to the third quarter of fiscal 2009.

•	Adjusted EBITDA of $10.2 million, excluding share based compensation and other items described below.

•	Operating cash flow from continuing operations of $9.7 million.

•	EPS from continuing operations of $(0.71) and Adjusted EPS from continuing operations of $0.05, excluding impairment expense, share-based compensation and other items described below.
     Commenting on the results, Ed French, MedCath’s president and chief executive officer, said, “This quarter we experienced strong patient volume growth and solid revenue growth as we benefited from both our diversification efforts and growth in many of our cardiovascular services. Our results have stabilized since the beginning of our fiscal year as the efforts made by our operating and hospital leadership are paying off.”
Third Quarter of Fiscal 2010 Results Compared to Third Quarter of Fiscal 2009 Results
     MedCath’s reported net revenue increased 5.8% to $131.8 million in the third quarter of fiscal 2010 compared to $124.6 million in the third quarter of fiscal 2009. Same facility net revenue for the third quarter of fiscal 2010, which excludes the results of Hualapai Mountain Medical Center, totaled $124.4 million compared to $124.6 million in the third quarter of fiscal 2009. Income from operations decreased to a loss of $(22.5) million in the third quarter of fiscal 2010 from $0.2 million in the third quarter of fiscal 2009. MedCath’s loss from continuing operations was $(14.2) million, or $(0.71) per diluted share, in the third quarter of fiscal 2010 compared to breakeven results in the third quarter of fiscal 2009.
     MedCath’s third quarter of fiscal 2010 financial results include the following items:
•	$22.8 million, or $0.69 per diluted share, long-lived asset impairment charge;

•	$1.7 million, or $0.05 per diluted share, of professional fees and other expenses incurred in connection with MedCath’s exploration of strategic alternatives announced on March 1, 2010; and

•	$0.6 million, or $0.02 per diluted share, in share-based compensation expense.
     MedCath’s third quarter of fiscal 2009 financial results include the following items:
•	$3.1 million, or $0.09 per diluted share, reduction in net revenue and Adjusted EBITDA related to the reduction in reimbursement from certain payors for prior years;

•	$2.3 million, or $0.07 per diluted share, decrease in Adjusted EBITDA related to certain professional fees, severance expense and other unusual items described below which were incurred during that period;

•	$0.8 million, or $0.02 per diluted share, in pre-opening expense; and

•	$0.2 million, or $0.01 per diluted share, in share-based compensation expense.
     Excluding these items, Adjusted EBITDA was $10.2 million in the third quarter of fiscal 2010 compared to $12.9 million in the same period of the prior year. MedCath’s Adjusted EPS for the third quarter of fiscal 2010 was $0.05 compared to $0.19 in the third quarter of fiscal 2009.
Operating Statistics, Cash Flow and Capital Expenditures
     MedCath’s financial results for the third quarter ended June 30, 2010, reflect a 15.4% increase in total admissions and a 13.3% increase in adjusted admissions compared to the third quarter of fiscal 2009. Same facility hospital admissions in the third quarter of fiscal 2010 were 6,042, up 6.9% compared to the third quarter of fiscal 2009. Same facility hospital adjusted admissions totaled 8,837, up 2.8% compared to the third quarter of fiscal 2009. Same facility hospital outpatient cases totaled 14,347 in the third quarter of fiscal 2010, up 2.4% compared to the third quarter of fiscal 2009.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 12.1% of hospital division net patient revenue before the deduction for charity care in the third quarter of fiscal 2010 compared to 9.2% in the third quarter of fiscal 2009. The increase in uncompensated care during the third quarter of fiscal 2010 was primarily due to an increase in the self-pay portion of patients participating in commercial health plans in one of our markets.
     Net cash provided by operating activities from continuing operations for the third quarter of fiscal 2010 was $9.7 million compared to $13.6 million in the third quarter of fiscal 2009. Cash paid for capital expenditures during the third quarter of fiscal 2010 totaled $2.0 million.
Impairment and Other Expense
     In accordance with generally accepted accounting principles, MedCath evaluates whether or not the carrying values of long lived assets exceed their fair values whenever indications of impairment arise. The fair values of long lived assets were determined by a review of current and anticipated operating performance and outlook, and market-based information obtained as a result of MedCath’s evaluation of its strategic alternatives. As the review of strategic alternatives is on-going, MedCath will continue to evaluate the carrying value of its long lived assets when and if new indications of impairment exist. Any gain due to the fair value of our assets exceeding their carrying value cannot be recorded until the disposition of those assets occurs. MedCath’s third quarter of fiscal 2010 results include a $22.8 million non-cash impairment charge related to the reduction in the carrying value of long-lived assets associated with one hospital. The impairment charge reduced income from continuing operations by $22.8 million and earnings per diluted share by $0.69 in the third quarter of fiscal 2010.

Update on Strategic Alternatives
     On March 1, 2010, MedCath announced it was exploring strategic alternatives such as selling individual assets or the entire Company. On August 9, 2010, MedCath announced that Arizona Heart Hospital, LLC, owned 70.6% by MedCath and 29.4% by physician investors has entered into an Asset Purchase Agreement with Vanguard Health Systems. The announcement of this agreement is the first such transaction since MedCath began exploring its strategic alternatives to maximize shareholder value. The transaction is expected to close during MedCath’s first quarter of fiscal 2011, which ends on December 31, 2010, subject to certain closing conditions.
Use of Non-GAAP Financial Measures
     Included in this press release and the supplemental financial information furnished herewith are certain financial measures that are not calculated and presented in conformity with generally accepted accounting principles (“non-GAAP measures”), such as adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and adjusted diluted earnings per share from continuing operations (“Adjusted EPS”). Adjusted EBITDA represents MedCath’s (loss) income from continuing operations before interest expense; loss on early extinguishment of debt; income tax (benefit) expense; depreciation; amortization; stock-based compensation expense; loss(gain) on disposal of property, equipment and other assets; interest and other income; equity in net earnings of unconsolidated affiliates; net income attributable to noncontrolling interests; impairment of property and equipment, loss on note receivable, DSH adjustments, Medicare reimbursement charges, professional fees from internal assessment in the case of the third fiscal quarter of 2009 and professional fees associated with MedCath’s exploration of strategic alternatives in the case of the third quarter of fiscal 2010 and pre-opening expenses. Adjusted EPS represents MedCath’s diluted (loss) earnings per share from continuing operations for the third fiscal quarter ended June 30, 2010 adjusted for share-based compensation expense, loss on early extinguishment of debt, impairment of property and equipment, loss on note receivable, professional fees associated with MedCath’s consideration of strategic alternatives, DSH adjustments, Medicare reimbursement charges, professional fees from internal assessment and pre-opening expenses. MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results and to make capital allocation decisions. Management provides Adjusted EBITDA and Adjusted EPS to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and/or Adjusted EPS as a financial performance measure. Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations and Adjusted EPS to diluted EPS from continuing operations.
     This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including those relating to MedCath’s exploration of strategic alternatives. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s third quarter of fiscal 2010 operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.

     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2009 filed with the Securities and Exchange Commission on December 14, 2009, as updated in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and our subsequent filings with the Securities and Exchange Commission. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.